Exhbit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 69 to the Registration Statement on Form N-1A of Fidelity Phillips Street Trust: Fidelity Cash Reserves and Fidelity U.S. Government Reserves of our reports dated January 13, 2015 relating to the financial statements and financial highlights included in the November 30, 2014 Annual Reports to Shareholders of the above referenced funds which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP Boston, Massachusetts January 23, 2015